                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                             CMS Energy Corporation
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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        pursuant to Exchange Act Rule 0-11 (set forth the amount on which the
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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

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CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A
CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1913 (02-02)

                               [CMS ENERGY LOGO]

                             CMS ENERGY CORPORATION
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 19, 2006

To Fellow Shareholders of CMS Energy Corporation:

Our annual meeting of shareholders of CMS Energy Corporation (the "Corporation") will be held on Friday, May 19, 2006, at 9:00 A.M., Eastern Daylight Saving Time, at our corporate headquarters located at One Energy Plaza, Jackson, Michigan 49201. The purposes of the annual meeting are to:

    (1) Elect eleven members to the Corporation's Board of Directors;

    (2) Consider a proposal to ratify the appointment of an independent registered public accounting firm to audit the Corporation's consolidated financial statements for the year ending December 31, 2006; and

    (3) Transact such other business as may properly come before the annual meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2. The proxy holders will use their discretion on other matters that may arise at the annual meeting.

Our annual report to the shareholders for the year 2005, including the Form 10-K with our consolidated financial statements, previously has been furnished to you.

All shareholders are invited to attend our annual meeting. If you were a shareholder of record at the close of business on March 31, 2006, you are entitled to vote. Every vote is important. Please vote using a touch-tone telephone, the Internet, or by signing and returning the enclosed proxy card. You can help minimize our costs by promptly voting via telephone or the Internet.

                                         By Order of the Board of Directors

                                         Michael D. VanHemert
                                         Corporate Secretary

CMS Energy Corporation
One Energy Plaza
Jackson, Michigan 49201

April 14, 2006

                                PROXY STATEMENT

                            ------------------------

                               TABLE OF CONTENTS

INTRODUCTION
  General...................................................  Page  1
  Proposals Subject To Shareholder Vote.....................  Page  2
  Ways To Vote Your Proxy...................................  Page  2
  Proxy Voting Confidentiality Policy.......................  Page  2
CORPORATE GOVERNANCE
  Background................................................  Page  2
  Majority Voting Policy....................................  Page  3
  Director Nominations and Retirements......................  Page  4
  Director Communication Process............................  Page  4
  Shareholder Recommendation Process........................  Page  5
  Director Independence.....................................  Page  5
  Code Of Ethics............................................  Page  5
  Board And Committee Information...........................  Page  6
PROPOSAL 1: ELECT ELEVEN MEMBERS TO THE CORPORATION'S BOARD
  OF DIRECTORS..............................................  Page 11
VOTING SECURITY OWNERSHIP...................................  Page 14
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.....  Page 15
BUSINESS RELATIONSHIPS......................................  Page 15
COMPENSATION OF DIRECTORS...................................  Page 16
COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT...........  Page 17
EXECUTIVE COMPENSATION......................................  Page 20
AUDIT COMMITTEE REPORT......................................  Page 23
FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING
  FIRM......................................................  Page 24
PROPOSAL 2: RATIFY THE APPOINTMENT OF INDEPENDENT REGISTERED
  PUBLIC ACCOUNTING FIRM....................................  Page 25
COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG CMS,
  S&P 500 INDEX & DOW JONES UTILITY INDEX...................  Page 26
2007 PROXY STATEMENT INFORMATION............................  Page 26
OTHER MATTERS...............................................  Page 27

                                PROXY STATEMENT

                            ------------------------

                                  INTRODUCTION

GENERAL

The Board of Directors of CMS Energy Corporation ("CMS" or the "Corporation") solicits your proxy for our annual meeting of shareholders. Your shares will be voted as you request if your proxy voting instructions are received prior to the annual meeting. You may revoke your proxy at any time before it is voted at the annual meeting.

As of March 31, 2006, the Corporation's only outstanding securities entitled to vote at the annual meeting consisted of a total of 220,998,137 shares of Common Stock ($.01 par value). Each outstanding share is entitled to one vote on all matters that come before the annual meeting. All shares represented by valid proxies will be voted at the annual meeting.

The presence of the holders of a majority of the shares of CMS Common Stock in person or by proxy at the annual meeting will constitute a quorum, which is needed to transact any business. The determination of approval of corporate action by the shareholders is based on votes "for" and "against" (or "withhold authority" in the context of the election of directors). In general, abstentions are not counted as "against" or "withhold authority" votes but are counted in the determination of a quorum. With respect to Proposal 1 below, the election of each director requires approval from a plurality of the shares voted. On Proposal 2, approval requires votes "for" by a majority of the shares voted.

Although Michigan law provides for the election of directors by a plurality of voted shares as described above, the CMS Board of Directors recently adopted a majority voting policy in order to offer our shareholders a meaningful alternative to plurality voting. Under this policy, any director nominee who receives less than a majority of the votes cast by our shareholders shall tender his or her resignation for a determination by disinterested members of the Board whether to accept or decline that director's resignation. This policy is described in greater detail later in this proxy statement under the heading CORPORATE GOVERNANCE -- Majority Voting Policy.

The terms "we" and "our" as used in this proxy statement generally refer to CMS Energy Corporation and its collective affiliates, including its principal subsidiary Consumers Energy Company ("Consumers"). While established, operated and regulated as separate legal entities and publicly traded companies, CMS and Consumers historically have had the same individuals serve as members of both Boards of Directors and Committees of the Board, adopted coordinated director and executive compensation arrangements and plans as well as auditing relationships. The two companies also historically have significant overlap in executive management. Thus, in certain contexts in this proxy statement, the terms "our" and "we" refer to each of CMS and Consumers and satisfy their respective disclosure obligations. In addition, the disclosures frequently reference "Boards" and "Committees" and similar plural presentations to reflect these parallel structures of CMS and Consumers.

PROPOSALS SUBJECT TO SHAREHOLDER VOTE

1) Elect eleven members to the Corporation's Board of Directors; and

2) Ratify the appointment of an independent registered public accounting firm to audit the Corporation's consolidated financial statements for the year ending December 31, 2006.

Detailed descriptions of each of these proposals can be found later in this proxy statement.

WAYS TO VOTE YOUR PROXY

PLEASE VOTE USING A TOUCH-TONE TELEPHONE, THE INTERNET, OR BY SIGNING AND RETURNING THE ENCLOSED PROXY CARD. YOU CAN HELP MINIMIZE OUR COSTS BY PROMPTLY VOTING VIA TELEPHONE OR THE INTERNET.

PROXY VOTING CONFIDENTIALITY POLICY

CMS shareholder voting is confidential (except as may become necessary to meet applicable legal requirements or in the event a proxy solicitation in opposition to the election of the Corporation's Board nominees is initiated). This is true for all beneficial holders, including employees and retirees who are shareholders through participation in the Employee Savings Plan (our 401(k) plan). Confidentiality of the proxy voting process means:

- Anyone who has access to voting information will not discuss how any individual shareholder votes;

- Proxy cards and proxy forms are to be kept in a secure area so that no one has access to them except for the persons assigned to handle and tabulate the proxies;

- Whether a shareholder has or has not voted is confidential, just as is how a shareholder votes;

- Any comments provided by shareholders are confidential. Certain specific comments and summaries of comments are provided to management, but there is no disclosure of who made the comments;

- Proxy voting tabulations will be provided to management and to others as appropriate, but the results provided will be only totals and meaningful subtotals; and

- The confidentiality policy discussed above relates to all beneficial holders, although banks and brokers who hold shares on behalf of others will continue to be subject to proxy solicitation rules as is standard in the industry.

                              CORPORATE GOVERNANCE

BACKGROUND

In March of 2003, the CMS and Consumers Boards of Directors adopted Corporate Governance Principles (the "Principles") that generally formalized long-standing corporate and Board practices, although with various updated aspects reflecting developing best practices as well as Securities and Exchange Commission ("SEC") and New York Stock Exchange ("NYSE") standards. The Principles detail the role of the Boards and their Committees, the selection and role of the Chief Executive Officer, the composition and meeting procedures of the Boards and their Committees, as well as Board and Committee compensation and self-evaluation guidelines. At the same time, the Boards adopted, upon the recommendations of their Governance and Public Responsibility Committees as well as the applicable Committees, Charters for each of their standing Committees that detailed their purposes and duties, composition, meetings, performance evaluations, resources and authority as well as other aspects of Committee activities.

In March of 2005 the Boards approved an amendment and restatement of the Principles and several Committee Charters pursuant to the Governance and Public Responsibility Committees' recommendations. The changes to the Principles included a refinement in the respective duties of the separate offices of non-executive Chairman of the Board and Chief Executive Officer for each of CMS and Consumers. In addition, the Principles were amended to make mandatory the companies' recommended director retirement age of 75, as well as to establish limits on the number of public company boards on which CMS and Consumers' directors can serve, such that our Chief Executive Officer and Vice Chairman only can serve on two such other boards, and our other directors only can serve on five such other boards.

The current versions of our Principles and Charters, as well as other corporate governance information, are available through our Website at www.cmsenergy.com.

Effective March 1, 2006, the CMS Board elected the incumbent Corporate Secretary as the Corporation's inaugural Chief Governance Officer, in the context of distinguishing the responsibilities of the Corporation's newly designated Chief Legal Officer and General Counsel. The primary responsibility of the Chief Governance Officer is to provide a point of accountability for ensuring that CMS and Consumers fulfill all legal and regulatory requirements for public company governance, as well as to assist the Boards and management in maintaining governance best practices at all levels of the Corporation.

MAJORITY VOTING POLICY

At a March 2006 meeting of the Governance and Public Responsibility Committees, the Committees continued their deliberations on the topic of enhancing director accountability by means of some form of shareholder majority voting practice. The Chief Governance Officer highlighted certain considerations detailed in the background and recent developments white paper that previously had been mailed to the Committee members, including the differences between Michigan law mandating the Corporation's election of directors by "plurality vote" absent explicit authority in its articles of incorporation to do otherwise, and the provisions of Delaware law that allowed companies incorporated thereunder to effectively implement mandatory majority voting provisions by means of bylaw amendments. Upon the Committees' recommendation, the Board on March 30, 2006 adopted a director resignation policy that will be embodied in the Corporation's amended Principles effective with the May 2006 annual meeting of shareholders. Pending approval of such amended Principles, the director resignation policy will be posted separately on the Corporation's website.

Under the Board's majority voting policy, any director nominee who receives less than a majority of the votes cast by the Corporation's shareholders at a regular election shall promptly tender his or her resignation. For this purpose, a majority of the votes cast means that the number of shares voted "for" a director must exceed 50% of the votes cast with respect to that director, without regard to the effect of abstentions. Upon receipt of such a tendered resignation, the Governance and Public Responsibility Committees shall consider and recommend to the Boards whether to accept or decline it. The Boards will act on the Committees' recommendation within 90 days following certification of the shareholder vote, and contemporaneously with that action will cause the Corporation to publicly disclose the Board's decision whether to accept or decline such director's resignation offer (and the reasons for rejecting the resignation offer, if appropriate). The director who tenders his or her resignation pursuant to the policy will not be involved in either the Committees' recommendation or the Boards' decision on accepting or declining the resignation. Due to complications that arise in the event of a contested election of directors, this policy would not apply in that context, and the underlying plurality vote requirement of Michigan law would control director elections.

DIRECTOR NOMINATIONS AND RETIREMENTS

In March of 2006, the Governance and Public Responsibility Committees recommended to the Boards the nominations of eleven continuing directors to serve on the Boards of CMS and Consumers, effective with their proposed election by shareholders at the May 19, 2006 annual meeting. Mr. Barfield, who was appointed to the Boards effective September 1, 2005, was brought to the Governance and Public Responsibility Committees' attention by a director search firm retained for that purpose. He also was known to the Chairman and Vice Chairman of the Boards, as well as several other directors, due to their common service on various civic and charitable boards and activities in Michigan. Mr. Smith is not being re-nominated to the Boards as a result of having reached the director mandatory retirement age of 75, as described above. Mr. Holton, another current member of the Boards and their presiding director, decided not to seek re-election due to his desire to reduce his corporate board responsibilities in light of his charitable and civic commitments. Thus, the Boards approved a decrease in their size by two members, for a total of eleven directors each, effective with the 2006 annual meeting of shareholders.

DIRECTOR COMMUNICATION PROCESS

CMS and Consumers shareholders, employees or third parties can communicate on any topic with the Boards of Directors, Committees of the Boards or an individual director, including our Chairman of the Boards, or our presiding director at executive sessions of the Boards, by sending written communications c/o the Corporate Secretary, CMS Energy Corporation or Consumers Energy Company, One Energy Plaza, Jackson, MI 49201. The Corporate Secretary will review and forward such communications to the Boards or the appropriate Committees or director. Further information regarding shareholder, employee or other third-party communications with the Boards or their Committees or individual members can be accessed at the Corporation's Website.

Any shareholder, employee or third party who wishes to submit a compliance concern to the Boards or applicable Committees, including complaints regarding accounting, internal accounting controls or auditing matters to the Audit Committees, may do so by any of the following means:

- send correspondence or materials addressed to the appropriate party c/o the Chief Compliance Officer, CMS Energy Corporation or Consumers Energy Company, One Energy Plaza, Jackson, MI 49201;

- send an e-mail or other electronic communication via our external Website www.ethicspoint.com, again addressed to the appropriate party; or

- call the CMS and Consumers Compliance Hotlines at either 1-800-CMS-5212 (an internally monitored line) or 1-866-ETHICSP (monitored by an external vendor).

All such communications initially will be reviewed by the Chief Compliance Officer (who reports directly to the Boards) prior to being forwarded to the Boards or applicable Committees or directors.

SHAREHOLDER RECOMMENDATION PROCESS

Shareholders can submit recommendations of nominees for election to the Boards of Directors. Shareholders' recommendations will be provided to the Governance and Public Responsibility Committees for consideration. The recommendations should include (a) the qualifications of the proposed nominee to serve on the Boards, (b) the principal occupation and employment of the proposed nominee for the past five years, (c) each directorship, trustee position or similar position currently held by the proposed nominee, and (d) a statement from the proposed nominee that he or she has consented to the submission of the recommendation. Shareholders should send their written recommendations of nominees c/o the Corporate Secretary, CMS Energy Corporation or Consumers Energy Company, One Energy Plaza, Jackson, MI 49201.

DIRECTOR INDEPENDENCE

The Boards undertook their annual review of director and Committee member independence, including a review of each director's charitable affiliations vis-a-vis CMS and Consumers charitable contributions, at their March 2006 meetings. The Boards affirmed the "independent" status (in accordance with the listing standards of NYSE) of all of their non-employee directors (with the exception of Mr. Whipple who served as the Chief Executive Officer of CMS and Consumers from May 2002 through his resignation effective at the end of September 2004) based upon the following:

- No non-employee director has a material relationship with CMS or Consumers (either directly or as a partner, shareholder or officer of an organization that has a relationship with CMS or Consumers).

- During the last three years, no non-employee director or his or her family member:

  - received more than $100,000 in direct compensation from CMS or Consumers (in excess of payments for Board and Committee service);

  - was affiliated with or employed by the present or former auditors of CMS or Consumers;

  - was employed as an executive officer by another company that has an interlocking compensation committee with CMS or Consumers;

  - was an officer or employee of a company to which CMS or Consumers made or received payments of $1 million, or 2% of the other company's consolidated gross revenues; and

  - has been an employee of CMS or Consumers.

CODE OF ETHICS

CMS has adopted a code of ethics that applies to its Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, as well as all other officers and employees of the Corporation and its affiliates, including Consumers. The code of ethics is included in our Code of Conduct and Statement of Ethics Handbook, which can be found on our Website at www.cmsenergy.com. Our Code of Conduct and Statement of Ethics, including the code of ethics, is administered by the Chief Compliance Officer, who reports directly to the Audit Committees of our Boards of Directors.

BOARD AND COMMITTEE INFORMATION

The CMS Board of Directors met 11 times and Consumers' Board of Directors met 7 times during 2005. In addition, the CMS Board took action by written consent in lieu of additional meetings 2 times in 2005, and the Consumers Board did so 4 times. All incumbent directors attended more than 75% of the CMS Board and assigned committee meetings during 2005. Our Principles state the expectation that all Board members attend all scheduled board and committee meetings, as well as the annual meeting of shareholders. All Board members attended the 2005 annual meeting of shareholders except for Mr. Gabrys, who was newly elected at that meeting but had a previous commitment.

The various standing committees of the Boards of Directors are listed below. Each committee is composed entirely of "independent" directors, as that term is defined by the NYSE listing standards described above, other than the Executive Committees of which Mr. Whipple serves as Chair. Employee directors served on no other committees during 2005.

On a regularly scheduled basis, the independent directors meet in executive session (that is, with no employee director present) and may invite such members of management to attend as they determine appropriate. Mr. Whipple is often invited to attend such sessions, especially since he became non-executive Chairman effective October 1, 2004. At least once each year, the independent directors meet in executive session without Mr. Whipple present in conformance with the NYSE listing standards.

                                AUDIT COMMITTEES

Members: Michael T. Monahan (Chair), Richard M. Gabrys, Joseph F. Paquette, Jr., and Kenneth L. Way

Meetings during 2005: CMS 9; Consumers 8

Each of the members of the Audit Committees is an independent director, and each qualifies as an "audit committee financial expert" based upon the following qualifications:

- Educational background;

- Prior service as chief financial officer and/or chief executive officer actively supervising accounting activities;

- Understanding of generally accepted accounting principles and financial statements; and

- Membership on various audit committees.

The primary functions of the Audit Committees are to:

- Assure the integrity of CMS' and Consumers' consolidated financial statements and financial information, the financial reporting process and the system of internal accounting and financial controls;

- Assure CMS' and Consumers' compliance with applicable legal requirements, regulatory requirements, and NYSE rules;

- Appoint, compensate and terminate CMS' and Consumers' independent auditors;

- Pre-approve all audit and non-audit services provided by the independent auditors;

- Assure the independent auditors' qualifications and independence;

- Review the performance of the internal audit function and independent auditors;

- Review CMS' and Consumers' risk management policies, controls and exposures;

- Prepare the Audit Committee Report for inclusion in the annual proxy statement;

- Assure compliance with the Corporation's Code of Conduct and Statement of Ethics Handbook including approval of any waiver of the provisions applicable to executive officers and receipt of periodic reports from the Chief Compliance Officer concerning compliance activities relating to the Code and Statement; and

- Perform their duties in a manner consistent with the Audit Committee Charters adopted by the Boards of Directors.

The Audit Committee Charters were amended and restated in each of April 2004 and February 2005. The amendments and restatements were responsive to the requirements of the Sarbanes-Oxley Act of 2002, the corresponding subsequently enacted rules and regulations of the SEC, the 2003 and 2004 revisions to the listing standards of the NYSE, as well as continuing refinement of the Audit Committees' functions in response to developments at the Corporation and in corporate governance generally. The Audit Committee Charter, as amended and restated from time-to-time, is available on our Website.

                  COMPENSATION AND HUMAN RESOURCES COMMITTEES

Members: John B. Yasinsky (Chair), Jon E. Barfield, Earl D. Holton, Philip R. Lochner, Jr., and Percy A. Pierre

Meetings during 2005: CMS 6; Consumers 5

The primary functions of these committees are to:

- Annually review the Corporation's executive compensation structure and policies, including the establishment and adjustment of executive officers' base salaries, annual and long-term incentive targets and incentive payments consistent with the achievement of such targets as well as produce an annual report on such compensation to shareholders in accordance with the rules and regulations of the SEC and other appropriate regulatory agencies (The Compensation and Human Resources Committee Report and related executive compensation disclosures can be found beginning on page 17 of this proxy statement.);

- Review and approve corporate goals and objectives relevant to the Chief Executive Officer's compensation, evaluate the Chief Executive Officer's performance in view of those goals and objectives, and set the Chief Executive Officer's compensation level based on this evaluation;

- Annually determine corporate financial and business goals and target awards pursuant to the Corporation's incentive plans, and approve the payment of cash performance bonuses to employees in the aggregate, consistent with achievement of such goals;

- Approve the grant of stock, stock options and other stock-based awards pursuant to the Corporation's incentive plans, and the terms thereof, including the vesting schedule, performance goals, exercisability and term, to the Corporation's employees, including officers;

- Review and recommend to the Boards of Directors incentive compensation plans, equity-based plans, and tax qualified retirement and investment plans and amendments thereto, with the exception of certain amendments which are delegated to specified officers of the Corporation or administrators under the terms of the plans, including supplemental retirement plans, change-in-control severance agreements, deferred compensation programs, stock award programs, employment, separation and management agreements;

- Review and approve management proposals regarding other compensation and benefit programs, plans and guidelines;

- Annually review and advise the Boards of Directors concerning the Corporation's management succession plan, including long-range plans for development and selection of key managers and plans for emergency succession in case of unexpected disability or departure of a senior executive officer;

- Review organizational and leadership development plans and programs, and programs designed to identify, attract and retain high potential employees;

- Review and monitor CMS' and Consumers' policies and objectives related to equal employment opportunity;

- Review CMS' and Consumers' policies to comply with federal and state laws and regulations affecting personnel matters;

- Perform such other functions as may be allocated to the Committee under the terms of the Corporation's employee benefit and executive compensation plans; and

- Carry out additional functions and adopt additional policies and procedures as may be appropriate in light of changing business, legislative, regulatory, legal or other conditions.

                         FINANCE AND PENSION COMMITTEES

Members: Kenneth L. Way (Chair), Merribel S. Ayres, Richard M. Gabrys, Michael
         T. Monahan, and Percy A. Pierre

Meetings during 2005: CMS 3; Consumers 3

The Finance and Pension Committees review and make recommendations to the Boards concerning the financing and investment plans and policies of the Corporation.

These committees have the authority, acting for and on behalf of the Boards and consistent with the protection of the interests of investors, to consider and recommend to the Boards as appropriate:

- Short- and long-term financing plans, including the sales or repurchases of common and preferred equity and long-term debt;

- Financial policies including cash flow, capital structure, and dividends;

- Risk management policies including foreign exchange management, hedging, and insurance; and

- Investment performance, funding, and asset allocation policies for employee benefit plans and nuclear decommissioning trusts.

                GOVERNANCE AND PUBLIC RESPONSIBILITY COMMITTEES

Members: Joseph F. Paquette, Jr. (Chair), Merribel S. Ayres, Jon E. Barfield,
         Earl D. Holton, Philip R. Lochner, Jr., and John B. Yasinsky

Meetings during 2005: CMS 6; Consumers 5

The primary functions of these committees are to:

- Develop and recommend to the Boards of Directors such corporate and Board governance principles as may be deemed necessary by the Committees to ensure that the Corporation effectively protects and enhances shareholder value;

- Monitor the practices of the Boards of Directors to ensure compliance with the Corporation's Corporate Governance Principles;

- Evaluate and review the performance of the Boards of Directors as a whole in order to increase the overall effectiveness of the Boards of Directors, and report the results of their evaluation to the Boards of Directors annually;

- Recommend ways in which the Boards of Directors could improve their performance;

- Conduct continuing study of the size, structure, composition and compensation of the Boards and any committees thereof;

- Seek possible candidates to fill Board positions, and aid in attracting qualified candidates to the Boards;

- Make recommendations to the Boards of Directors regarding significant environmental matters affecting CMS' and Consumers' operations;

- Advise the Boards on the adoption and evaluation of policies designed to maintain CMS' and Consumers' position of corporate responsibility;

- Assess, on a regular basis, the personal characteristics and business experience needed by the Boards in the context of the current composition of the Boards;

- Recommend, prior to the solicitation of proxies, a slate of qualified candidates for election to the Boards at any meeting of shareholders at which directors are to be elected and, in case of a vacancy on a Board (including a vacancy created by an increase in the size of the Board), a candidate to fill that vacancy. Such recommendations should consider the above-referenced characteristics and experience as well as:

  - The interplay of the candidate's experience with the experience of other Board members;

  - Attendance at meetings of directors;

  - A balanced range of business experiences; and

  - Other matters relevant to the appropriate representation of the interests of the shareholders in carrying out the Corporation's responsibilities to the public;

- Consider the nomination by any shareholder of a candidate for election as a director of the Corporation, provided that the shareholder has submitted a written request and related information to the Secretary of the Corporation at the required time prior to any meeting of shareholders at which directors are to be elected, together with the written consent of such person to serve as a director;

- Review periodically and recommend to the Boards modifications, as appropriate, to the tenure policy; and

- Determine from time to time other criteria for selection and retention of Board members.

                              EXECUTIVE COMMITTEES

Members: Kenneth Whipple (Chair), Michael T. Monahan, Joseph F. Paquette, Jr.,
         Kenneth L. Way, and John B. Yasinsky

Meetings during 2005: CMS 0; Consumers 0

The primary function of these committees is to:

- Exercise the power and authority of the Boards of Directors as may be necessary during the intervals between meetings of the Boards, subject to such limitations as are provided by law or by resolution of the Boards.

                          AD HOC OR SPECIAL COMMITTEES

The standing committees listed above have continuing duties. In addition, the Boards of Directors have, from time to time, established ad hoc or special committees to address specific major issues facing CMS and/or Consumers. Ad hoc or special committees do not have continuing duties; they exist only until they complete their specified duties. The most significant such committee that was active during 2005 was the Boards' Special Litigation Committee, as discussed below.

Special Litigation Committee

The CMS Board of Directors established this special committee in December 2002 and confirmed its duties in January 2003. The purpose of the Special Litigation Committee was to investigate and evaluate the allegations and issues raised by a shareholder who had requested that the Corporation institute a derivative proceeding against certain of our directors and officers, and to make a good faith determination whether the maintenance of the derivative proceedings was in the Corporation's best interests, in accordance with Michigan law.

The Special Litigation Committee was granted the full power and authority of the Board of Directors with respect to investigating, evaluating and taking action regarding the shareholder demand and the allegations and issues raised therein, including without limitation the power and authority to assert claims and to initiate and pursue litigation on the Corporation's behalf relating to such matters, to settle or compromise any such claim or lawsuit, and to seek dismissal of any related derivative proceeding pursuant to Michigan law. The Board designated two "disinterested" and "independent" directors under Michigan law to serve as members of this committee.

On July 7, 2005, the parties to the derivative proceeding and the Special Litigation Committee signed a settlement agreement in the form of a Stipulation of Settlement. The terms of the settlement, including a $12 million payment to CMS under its directors and officers liability insurance program to pay related legal costs, as well as certain corporate governance measures taken by CMS, were subject to court approval. The court entered the Final Order and Judgment approving the proposed settlement on August 26, 2005. This Final Order and Judgment effectively ended the duties of the Special Litigation Committee.

Pursuant to the indemnification requirements of the CMS Restated Articles of Incorporation, as well as applicable Board resolutions and provisions of Michigan law, the Corporation has paid the expenses (including attorney's fees) of certain of its current and former officers and directors incurred in connection with the proceedings described above, as well as those incurred in other completed regulatory investigations. The Corporation continues to pay similar expenses related to pending legal proceedings. These investigations and proceedings are further described in CMS' Annual Report on Form 10-K for the year ended December 31, 2005. Each of these individuals has provided an undertaking to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified under Michigan law. The Corporation maintains directors, officers and fiduciaries insurance coverage that may allow for reimbursement for some or all of these advanced amounts.

    PROPOSAL 1: ELECT ELEVEN MEMBERS TO THE CORPORATION'S BOARD OF DIRECTORS

As previously detailed in this proxy statement under the heading "INTRODUCTION", the nominees for directors are proposed to serve on the parallel Boards of Directors of each of CMS and Consumers, to hold office until the next annual meeting or until their successors are elected and qualified. Unless a shareholder votes to "withhold authority" for the election of directors as provided in the enclosed proxy card, the returned proxy will be voted for the listed nominees. The Boards believe that the nominees will be available to serve, but in the event any nominee is unable to do so, the CMS proxy will be voted for a substitute nominee designated by the Board, or the number of directors constituting the full Board will be reduced accordingly.

All of the nominees are presently serving as directors and were previously elected by shareholders, except for Jon E. Barfield, who is proposed to be newly elected to the Boards at the annual meeting of shareholders. Mr. Barfield, who was appointed to the Boards in August 2005, was brought to the Governance and Public Responsibility Committees' attention by a director search firm retained for that purpose. He also was known to the Chairman and Vice Chairman of the Boards, as well as several other directors, due to their common service on various civic and charitable boards and activities in Michigan. Mr. Smith is not being re-nominated to the Boards as a result of having reached the director mandatory retirement age of 75, as described above. Mr. Holton, another current member of the Boards and their presiding director, decided not to seek re-election due to his desire to reduce his corporate board responsibilities in light of his charitable and civic commitments. Thus, the Boards approved a decrease in their size by two members, for a total of eleven directors each, effective with the annual meeting of shareholders.

MERRIBEL S. AYRES, 54, has served since 1996 as President of Lighthouse Consulting Group, LLC. Lighthouse provides governmental affairs and communications expertise, as well as management consulting and business development services, to a broad spectrum of international clients. Ms. Ayres served from 1988 to 1996 as Chief Executive Officer of the National Independent Energy Producers, a Washington, D.C., trade association representing the competitive power supply industry. She is a member of the Aspen Institute Energy Policy Forum and the Dean's Alumni Leadership Council of Harvard University's Kennedy School of Government. She is a director of the United States Energy Association (USEA). She has been a director of CMS and of Consumers since 2004.

JON E. BARFIELD, 54, has served since 1981 as the President and since 1995 as the Chairman of The Bartech Group based in Livonia, Michigan, which specializes in the placement of engineering and information technology professionals and managing the staffing requirements of regional and global corporations. Mr. Barfield currently serves as a director on the public boards of BMC Software, Inc., Granite Broadcasting Corporation, Tecumseh Products Company and National City Corporation. He is also a director of Blue Cross Blue Shield of Michigan, Detroit Renaissance Inc., and Kettering University. He has been a director of CMS and of Consumers since August 2005.

RICHARD M. GABRYS, 64, Interim Dean of the School of Business Administration of Wayne State University; retired Vice Chairman of Deloitte & Touche LLP. Mr. Gabrys served for 42 years with Deloitte & Touche in public accounting serving a variety of publicly held companies, especially automotive manufacturing companies, financial services institutions and health care entities. Mr. Gabrys serves on the boards of Dana Corporation, the Detroit Institute of Arts, the Karmanos Cancer Institute, the Manufacturing Institute, Ave Maria College and Ave Maria University. He has been a director of CMS and of Consumers since May 2005.

DAVID W. JOOS, 53, has served since October 2004 as President and Chief Executive Officer of CMS and Chief Executive Officer of Consumers. He served from 2001 to 2004 as President and Chief Operating Officer of CMS and Consumers; 2000 to 2001 as Executive Vice President and Chief Operating Officer
 -- Electric of CMS; and from 1997 to 2000 as President and Chief Executive Officer -- Electric of Consumers. He is a director of Steelcase, Inc., the Edison Electric Institute (EEI), the Nuclear Management Co. and of the Michigan Manufacturers Association. He has been a director of CMS and of Consumers since 2001.

PHILIP R. LOCHNER, JR., 63, served from 1991 through 1998 as Senior Vice President and Chief Administrative Officer of Time Warner Inc. Immediately preceding that employment, Mr. Lochner served as a commissioner of the SEC. He is a director of Apria Healthcare Group Inc., GTech Holdings Inc., CLARCOR Inc., Solutia Inc., and Adelphia Communications Corporation. He has been a director of CMS and Consumers since May 2005.

MICHAEL T. MONAHAN, 67, has served since 1999 as President of Monahan Enterprises, LLC, a Bloomfield Hills, Michigan-based consulting firm. He was Chairman of Munder Capital Management, an investment management company, from October 1999 to December 2000 and Chairman and Chief Executive Officer of Munder Capital from October 1999 until January 2000. Prior to that, he was President and a director of Comerica Bank from 1992 to 1999 and President and a director of Comerica Inc. from 1993 to 1999. He is a director of The Munder Funds, Inc., a director of Engineered Machined Products, Inc., as well as a member of the Boards of Trustees of Henry Ford Health Systems, Inc. and of the Community Foundation for Southeastern Michigan. He has been a director of CMS and of Consumers since December 2002.

JOSEPH F. PAQUETTE, JR., 71, served from 1988 to 1995 as Chairman and Chief Executive Officer and from 1995 until his retirement in 1997 as Chairman of PECO Energy, formerly the Philadelphia Electric Company, a major supplier of electric and gas energy. He is a director of USEC, Inc. and Mercy Health Systems. He has been a director of CMS and of Consumers since December 2002. He had previously served as a director of CMS and Consumers and as President of CMS from 1987 to 1988.

PERCY A. PIERRE, 67, has served since 1990 as Professor of Electrical and Computer Engineering at Michigan State University, East Lansing, Michigan. He is also Vice President Emeritus for Research and Graduate Studies at Michigan State University. Dr. Pierre is a former Assistant Secretary of the Army for Research, Development and Acquisition. He is also a former President of Prairie View A&M University. He also serves as a member of the Board of Trustees for the University of Notre Dame. He has been a director of CMS and of Consumers since 1990.

KENNETH L. WAY, 66, served from 1988 through 2002 as Chairman of Lear Corporation, a Southfield, Michigan-based supplier of automotive interior systems to the automotive industry. In addition, he served from 1988 to 2000 as Chief Executive Officer of Lear Corporation. He is a director of Comerica Inc., WESCO International, Inc., and Cooper

Standard Automotive. He also serves as a member of the Board of Trustees for the Henry Ford Health System, Inc. He has been a director of CMS and of Consumers since 1998.

KENNETH WHIPPLE, 71, Chairman of the Board, he served from May of 2002 through September of 2004 as Chairman and Chief Executive Officer of CMS and Consumers. He served from 1988 until his retirement in 1999 as Executive Vice President of Ford Motor Company, Dearborn, Michigan, a world-wide automotive manufacturer, and President of the Ford Financial Services Group. In addition, he served from 1997 to 1999 as Chairman and Chief Executive Officer of Ford Motor Credit Company. He is a director of AB Volvo and Korn/Ferry International, as well as a trustee of certain mutual funds in the JPMorgan family of mutual funds. He has been a director of CMS and of Consumers since 1993.

JOHN B. YASINSKY, 66, served from 1999 until his retirement in 2000 as Chairman and Chief Executive Officer and continued as Chairman until February 2001 of OMNOVA Solutions Inc., a Fairlawn, Ohio-based developer, manufacturer, and marketer of emulsion polymers, specialty chemicals, and building products. He served from 1995 to 1999 as Chairman, Chief Executive Officer and President of GenCorp. He is a director of A. Schulman, Inc. He has been a director of CMS and of Consumers since 1994.

         YOUR BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE.

                           VOTING SECURITY OWNERSHIP

We have received a copy of a Schedule 13G filed with the SEC by each of the following companies which indicate their December 31, 2005 holdings of CMS Common Stock as follows:

Name and Address of
Beneficial Owner           Amount of Shares   Percent Ownership
-------------------        ----------------   -----------------
FMR Corp.................     21,674,946            9.8%
82 Devonshire Street
Boston, MA 02109
Lord, Abbett & Co. LLC...     21,566,495            9.8%
90 Hudson Street
Jersey City, NJ 07302

Each of these Schedule 13G filings indicate that these shares were acquired in a fiduciary capacity in the ordinary course of business for investment purposes. To the knowledge of our management, no other person or entity currently owns beneficially more than 5% of any class of our outstanding voting securities.

The following chart shows the beneficial ownership of CMS Common Stock by the directors and named executive officers of both CMS and Consumers:

                                                  Shares
Name                                        Beneficially Owned*
----                                        -------------------
Merribel S. Ayres.........................           6,537
Richard M. Gabrys.........................           3,056
Earl D. Holton............................          17,895
David W. Joos.............................         398,880
Philip R. Lochner, Jr. ...................           3,056
Michael T. Monahan........................          10,480
Joseph F. Paquette, Jr. ..................          14,780
Percy A. Pierre...........................          24,752
S. Kinnie Smith, Jr. .....................         229,505
Kenneth L. Way............................          66,150
Kenneth Whipple...........................          61,960
John B. Yasinsky..........................          14,087
Thomas J. Webb............................         176,811
John G. Russell...........................         124,958
Thomas W. Elward..........................         103,822
Robert A. Fenech..........................          50,203
All directors and executive officers**....       1,590,761

* All shares shown above are as of March 31, 2006. At such date, Mr. Barfield did not beneficially own any CMS Common Stock. In addition to the shares shown above, Messrs. Joos, Smith, Webb, Russell, Elward and Fenech, as well as all other executive officers of CMS and Consumers as a group, owned options to acquire

     473,000; 165,000; 150,000; 34,000; 70,000; 66,900; and 598,212 shares, respectively, as of March 31, 2006. Mr. Whipple has not been granted any options to acquire CMS Common Stock, however, as of March 31, 2006, he held 171,654 phantom stock units payable in cash but valued in an amount equivalent to the same number of shares of CMS Common Stock. Mr. Whipple had earned or been awarded these and previously paid-out phantom stock units pursuant to his employment agreement during the period he served as CMS and Consumers Chief Executive Officer. As of March 31, 2006, Messrs. Holton and Paquette had accrued balances in the Directors' Deferred Compensation Plan's CMS Common Stock fund equivalent to 18,540 and 26,470 shares, respectively, as further described in this proxy statement under the section entitled "COMPENSATION OF DIRECTORS".

** All directors and executive officers includes executive officers of both CMS and Consumers; the directors of CMS and Consumers are the same individuals, as disclosed earlier in this proxy statement. As of March 31, 2006, the directors and executive officers of CMS and Consumers together own less than 1% of the outstanding shares of CMS Common Stock.

Shares of CMS Common Stock shown as beneficially owned include:

- Shares to which a person has or shares voting power and/or investment power.

- The number of shares and share equivalents represented by interests in or pursuant to the:

  - Employee Savings Plan (our 401(k) plan);

  - Deferred Salary Savings Plan; and

  - Performance Incentive Stock Plan.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the federal securities laws requires our directors and executive officers to file with the SEC reports of beneficial ownership and changes in such ownership of any of CMS or Consumers equity securities or related derivative securities. To management's knowledge, during the year ended December 31, 2005, our executive officers and directors made all required
Section 16(a) filings on a timely basis.

                             BUSINESS RELATIONSHIPS

On May 1, 2002, Consumers sold its electric transmission system to Michigan Transmission Holdings, LLP, a non-affiliated limited partnership whose general partner is a subsidiary of Trans-Elect, Inc. Michigan Transmission Holdings purchased the Consumers electric transmission system in a competitive bidding process for approximately $290 million in cash. Consumers provided no financial or credit support for the sale. A Trans-Elect, Inc. subsidiary provides interstate electric transmission service to Consumers pursuant to agreements entered into at the time of the sale. The Federal Energy Regulatory Commission approved the rates and other terms of the service prior to the sale and they remain subject to the Commission's jurisdiction. During 2005, Consumers paid a total of $77 million to Trans-Elect, Inc.'s subsidiary for electric transmission services.

From May 15, 2002 until June 30, 2002, S. Kinnie Smith, Jr. served as Vice Chairman of Trans-Elect, Inc. Mr. Smith had served as a director of Trans-Elect, Inc. since its organization in 1998. Mr. Smith resigned as Vice Chairman and director of Trans-Elect, Inc. upon becoming Vice Chairman and a director of CMS and Consumers, as well as General Counsel of CMS, in July of 2002. In 2005, Mr. Smith sold all 20,000 shares of Convertible Preferred A Stock of Trans-Elect, Inc., owned by him.

                           COMPENSATION OF DIRECTORS

In 2005, directors who were not CMS or Consumers employees received an annual retainer fee of $30,000, $1,500 for attendance at each Board meeting, $750 per meeting for special telephonic meetings of the Board (or one-half the regular Board meeting rates) and $1,250 for attendance at each committee meeting. The Chair of the Audit Committee received an annual retainer fee of $7,500 and $1,250 for attendance at each Audit Committee meeting during 2005, and each other Audit Committee member received an annual retainer fee of $2,000 and $1,250 for attendance at each Audit Committee meeting. The Chairs of the Compensation and Human Resources Committee, Finance and Pension Committee, and the Governance and Public Responsibility Committee each received an annual retainer fee of $5,000, and the attendance fee for the Chairs and members of all committees was $1,250 per meeting. Effective January 1, 2006, the attendance fee for the Chairs and members of all committees was increased to $1,500 per meeting due to increased demands on their time as a result of expanded corporate governance responsibilities at CMS and Consumers. Effective April 1, 2006, the annual retainer fee for the Chair of the Audit Committee was increased to $10,000 and for all other Committee Chairs to $7,500.

In May 2005, all of the non-employee directors were granted a number of shares of restricted stock with a fair market value at the time of grant of approximately $40,000. In 2006, the annual restricted stock award will have a fair market value at the time of the May grant of $45,000. These restricted shares must be held for at least three years from the date of grant. Stock ownership guidelines have been adopted by the Board that align further the interests of the directors with the shareholders. Board members are required to hold CMS Common Stock equivalent in value to five times their annual cash retainer within five years of becoming a director.

Directors are reimbursed for expenses incurred in attending Board or committee meetings and other company business. Directors who are CMS or Consumers employees do not receive retainers or meeting fees for service on the Board or as a member of any Board committee. Non-employee directors receive a single retainer fee and restricted share award for service on the CMS and Consumers Boards and each of their committees, as well as a single meeting attendance fee for concurrent meetings of the CMS and Consumers Boards or committees.

Pursuant to the Directors' Deferred Compensation Plan, a CMS or Consumers director who is not an employee may, at any time prior to a calendar year in which a retainer and fees are to be earned, irrevocably elect to defer payment, through written notice to CMS or Consumers, of all or a portion of any of the retainer and fees which would otherwise be paid to the director. Any amount deferred will either, at the director's election, (a) accrue interest at the prime rate or the rate for 10-year Treasury Notes (whichever is greater), (b) be treated as if it were invested as an optional cash payment in the CMS Stock Purchase Plan, or (c) be treated as if it were invested in a Standard & Poor's 500 stock index fund. Accrued amounts will be distributed in a lump sum or in annual installments in cash, as specified in the director's prior election. In connection with amending the Directors' Deferred Compensation Plan, as well as several employee plans, to bring them into compliance with recent Internal Revenue Code Section 409A requirements as to deferred compensation arrangements, the Board authorized management to move the administration of this Directors' Plan from CMS employees to an independent record keeper. It is the present intention of the Board and management to transfer such administration to Fidelity Investments, which currently administers the Corporation's Employee Savings Plan (i.e., its 401(k) plan), so as to provide more diversified investment options and consistent administration for all such deferred compensation plans.

Effective with the annual meeting in May of 2004, the Boards' retirement payments policy was discontinued. Although certain current and previously retired directors' accrued benefits under the policy will be preserved, no further years of service will be accrued nor will future increases in the cash retainer impact the preserved payments under this policy. Prior to its discontinuance, the directors' retirement payments policy provided those directors who retire with five years of service on the Board, with annual retirement payments equal to the retainer. These payments continue for a period of time equal to the director's years of service on the Board. All preserved payments will cease at the death of the retired director.

All non-employee directors historically had been offered optional life insurance coverage, business-related travel accident insurance, and optional health care insurance, and CMS and Consumers paid the premiums associated with participation by directors. These insurance coverages will not be provided by the Corporation to directors who had not elected the optional coverages prior to the annual meeting in 2004. The imputed income for the life insurance coverage in 2005 was:
Messrs. Monahan, $2,818; Paquette, $5,140; Pierre, $2,818; Whipple, $5,140; and Yasinsky, $2,818. The imputed income for health insurance coverage in 2005 was:
Messrs. Holton, $8,319; and Yasinsky, $8,319.

In connection with Mr. Whipple's resignation as CMS and Consumers Chief Executive Officer effective October 1, 2004, and the termination of his employment agreement and its ongoing compensatory elements as an employee, each of the Compensation and Human Resources Committees and the Governance and Public Responsibility Committees reviewed his new responsibilities as non-executive Chairman of CMS and Consumers. After review of peer compensation data for such positions and in consultation with the Board's independent compensation consultant, the Committees recommended, and the Board approved, that Mr. Whipple receive the various elements of the regular non-employee director compensation program, as well as an additional annual cash retainer fee of $120,000 as Chairman of the Board. It should be noted, however, that Mr. Whipple does not serve on any of the standing committees of the Board, other than the Executive Committees, and thus does not receive the committee meeting fees or retainers described above.

               COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT

COMPENSATION PHILOSOPHY

CMS' and Consumers' executive compensation program is directed by our Compensation and Human Resources Committees (the "Committee"), which are composed entirely of independent directors. The Committee is responsible for determining and administering executive compensation policies and plans as well as reviewing and recommending officer appointments to the Board of Directors. The Committee also has the responsibility for approving both annual compensation plans and payouts, as well as compensation awards under our long-term incentive stock plan. In doing so, the Committee relies to a large degree on incentive compensation including stock-related awards to attract and retain outstanding officers. It is our philosophy to target salary, annual and long-term incentives at the 50th percentile of the market, as defined by a Committee-approved seventeen company peer group of energy companies of comparable business focus and size to CMS. The Committee has implemented stock ownership guidelines for officers of CMS and its subsidiaries ranging from an amount of CMS Common Stock equivalent to base salary for more junior officers to several multiples of base salary for more senior officers. All of these programs seek to enhance the Corporation's shareholder value by aligning the financial interests of CMS' officers with those of its shareholders.

Direct compensation for Mr. Joos and the other executive officers consists of
(i) base salary, which is intended to be at the 50th percentile of the amounts paid to executives with equivalent positions at other energy companies of comparable size (the aforementioned seventeen company peer group), and (ii) substantial annual and long-term incentive compensation, also at the 50th percentile of the seventeen company peer group, that closely ties to our success in achieving earnings, cash flow, stock appreciation and other performance goals. The incentive programs are considered variable "at risk" compensation and are intended to result in above-median compensation only in years when Committee-approved performance goals are exceeded.

ANNUAL COMPENSATION

The Committee reviews the base salary for Mr. Joos and the other officers and approves annual salaries for them based on industry, peer group, and national surveys, as well as the Committee's collective judgment as to the past and expected future contributions of each individual.

The annual incentive compensation (i.e., bonus) payment, if any, is based on our success in meeting challenging CMS adjusted earnings per share and free cash flow goals set by the Committee before March 31 of each year. Following the end of each year, the Committee compares the actual CMS results to the prior year's goals to determine the appropriate awards. The maximum payout of the Officer Incentive Compensation Plan is 200% of target amounts based on the officers' base salaries. Under the Officer Incentive Compensation Plan for 2005, CMS' performance resulted in bonus payments to all eligible employees at a level of 139% of their individual target awards. (See the "Bonus" column in the Summary Compensation Table for the amounts of the 2005 bonuses paid to the named officers in March 2006.)

LONG-TERM COMPENSATION

The last direct pay element of executive compensation the Committee considers during each year is long-term incentive awards, typically restricted awards of CMS Common Stock under our Performance Incentive Stock Plan, which most recently was approved by shareholders at the 2004 annual meeting. The Committee believes such equity awards are desirable in encouraging CMS Common Stock ownership by executives, thus linking their interests directly to that of other shareholders. The Committee believes long-term incentive awards should be made annually on a generally consistent basis. In determining awards, the Committee weighs a number of factors including prior awards, peer company comparable award levels and corporate performance. In 2005, the Committee awarded restricted stock to the officers that will vest in 2008 assuming certain total shareholder return targets are met. These awards could vest, if at all, in increments ranging from 50% to 150% of the specified target level of total shareholder return over the three-year performance period. It is the Committee's intent to use performance-based restricted stock as the primary form of long-term compensation in the foreseeable future, as it believes such awards will be more effective than stock options or alternative equity awards in successful implementation of our strategy. Other than the performance-based restricted stock awards of the type described above, no stock options or other forms of equity compensation were granted to the officers in 2004 or 2005.

OFFICER STOCK OWNERSHIP GUIDELINES

CMS and Consumers have adopted a stock ownership guidelines policy to encourage CMS Common Stock ownership by our officers. The purpose of this policy is to align the interests of the officers more closely with those of shareholders by requiring specific stock ownership levels for each officer grade level. The Committee recommended, and the Boards approved, guideline amounts that require the Chief Executive Officer to hold shares of CMS Common Stock equivalent in value to five times his base salary, the Vice Presidents to hold such shares equal in value to their respective base salaries, and the intermediate officers (such as Senior Vice Presidents and subsidiary Presidents) to hold such shares equivalent in value to multiples of two and three times their respective base salaries. The determination of compliance with the stock ownership guidelines will be based on the officer's base salary effective on January 1 of each year, although the targeted ownership levels are being phased in over a five-year period that commenced in August 2004.

OTHER EXECUTIVE BENEFITS

Executive perquisites such as long-term disability insurance coverage and financial planning advice are provided to officers. The Committee's compensation consultant has determined that our executive benefits are limited but appropriate in terms of scope and compared to industry practice.

CHIEF EXECUTIVE OFFICER COMPENSATION

Mr. Joos' annual salary in 2005 was $910,000 and in March 2006 he received an annual incentive award (i.e., bonus) of $822,185 based on CMS' earnings per share and free cash flow performance in 2005. He received a restricted award of 125,000 shares of CMS Common Stock that will vest in 2008 contingent upon CMS meeting certain total shareholder return targets compared to the aforementioned peer group of companies. Based on a review by the Committee's compensation consultant, Mr. Joos is below the median of the peer group market total direct compensation (total direct compensation consists of salary, target annual incentive and long-term incentives adjusted to 2006). The comparison assumes that the stock price of each restricted share grant remains unchanged. Thus, Mr. Joos' actual compensation could be less or greater than the amounts reflected in the peer group comparison, as well as the Summary Compensation Table that follows this report.

COMPENSATION DEDUCTIBILITY

Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation in excess of $1 million paid to a corporation's chief executive officer and to the other four highest-paid executive officers unless such compensation qualifies as "performance-based" and is approved by shareholders. Approval of the material terms of the performance goals under the Performance Incentive Stock Plan and the Executive Incentive Compensation Plan (since renamed the Officer Incentive Compensation Plan) by CMS shareholders in prior years permitted compensation paid under these plans to be deductible by the Corporation. Incentive awards under the terms of the Officer Incentive Compensation Plan and awards of stock options under the Performance Incentive Stock Plan qualify as performance-based compensation. Awards of restricted stock may qualify as performance-based, if the grant includes performance-based vesting criteria, as was the case with the 2004 and 2005 awards to the named officers.

Generally, the Committee attempts to ensure the deductibility of all compensation paid; however, the Committee may pay nondeductible compensation if necessary or desirable to achieve the goals of our compensation philosophy.

COMPENSATION CONSULTANT

In connection with its ongoing independent review of executive compensation, the Committee has over the past two years retained Watson Wyatt Worldwide LLC, recognized compensation and benefit consultants, to assist the Committee in evaluating the appropriateness and competitiveness of the Corporation's compensation policies and programs.

Submitted as of March 30, 2006 by the members of the Compensation and Human Resources Committees: John B. Yasinsky (Chair), Jon E. Barfield, Earl D. Holton, Philip R. Lochner, Jr., and Percy A. Pierre.

                             EXECUTIVE COMPENSATION

The following charts and descriptions contain information concerning annual and long-term compensation, including the 2006 confirmation of a bonus relating to the Corporation's 2005 performance under our Officer Incentive Compensation Plan as well as long-term incentive awards under our Performance Incentive Stock Plan. The charts include Mr. Joos as the Chief Executive Officer and the next three most highly compensated executive officers as of year-end 2005 who are dual officers of CMS and Consumers, as well as a fifth most highly compensated executive officer for each of CMS and Consumers.

                           SUMMARY COMPENSATION TABLE

                                                                               Long-Term Compensation(1)
                                                                               --------------------------
                                                                                         Awards
                                                                               --------------------------
                                                    Annual Compensation        Restricted      Securities
                                                   ----------------------        Stock         Underlying     All Other
Name and Principal Position                Year    Salary(2)      Bonus        Awards($)        Options      Compensation
---------------------------                ----    ---------     --------      ----------      ----------    ------------
DAVID W. JOOS............................  2005    $910,000      $822,125       $      0(3)           0        $29,120(6)
President and CEO, CMS;                    2004     841,250       665,365              0(3)           0              0
CEO, Consumers                             2003     795,000       734,103(4)     635,000(5)     100,000              0
S. KINNIE SMITH, JR. ....................  2005     650,000       542,100              0(3)           0          7,000(6)
Vice Chairman, CMS and Consumers;          2004     650,000       503,100              0(3)           0              0
Chief Legal Officer of CMS                 2003     630,000       581,742(4)     381,000(5)     100,000              0
THOMAS J. WEBB...........................  2005     575,000       439,588              0(3)           0          7,394(6)
Executive Vice President and               2004     555,000       393,772              0(3)           0              0
CFO, CMS and Consumers                     2003     535,000       459,351(4)     381,000(5)     100,000              0
JOHN G. RUSSELL..........................  2005     415,000       317,268              0(3)           0         13,280(6)
President and COO, Consumers;              2004     364,583       245,566              0(3)           0              0
deemed CMS executive officer               2003     324,000       257,191(4)     127,000(5)      76,000              0
THOMAS W. ELWARD.........................  2005     370,000       257,150              0(3)           0         11,840(6)
President and COO,                         2004     350,040       225,776              0(3)           0              0
CMS Enterprises                            2003     336,000       266,749(4)     127,000(5)      76,000              0
ROBERT A. FENECH.........................  2005     328,000       205,164              0(3)           0         10,496(6)
Senior Vice President,                     2004     321,000       186,340              0(3)           0              0
Consumers                                  2003     315,000       229,635(4)      76,200(5)      51,000              0

(1) Aggregate non-performance-based restricted CMS Common Stock held as of December 31, 2005 by the named officers: Mr. Joos, 100,000 shares with a year-end market value of $1,451,000; Mr. Smith, 61,250 shares with a year-end market value of $888,738; Mr. Webb, 57,500 shares with a year-end market value of $834,325; Mr. Russell, 19,500 shares with a year-end market value of $282,945; Mr. Elward, 20,000 shares with a year-end market value of $290,200: and Mr. Fenech, 12,000 shares with a year-end market value of $174,120. No dividends were paid on CMS Common Stock during 2005.

(2) A portion of the 2003 salary amounts shown include the 2003 merit increases; the receipt of those portions was deferred until their payout in cash in the first quarter of 2005 pursuant to the Corporation's Salaried Employees' Merit Plan.

(3) Long-term compensation approved by the Compensation and Human Resources Committee in 2005 (as was the case in 2004) took the form of performance-based restricted awards of CMS Common Stock and are reported in the Long-Term Incentive Plans -- Awards Table later in this proxy statement.

(4) Bonuses for 2003 for Messrs. Joos, Smith, Webb, Russell and Elward were deferred and were paid out in the first quarter of 2005 consistent with the payouts from the Corporation's Salaried Employees' Merit Plan. The 2003 bonus for Mr. Fenech was paid out in the first quarter of 2004.

(5) Messrs. Joos, Smith, Webb, Russell, Elward and Fenech were awarded 100,000, 60,000, 60,000, 20,000, 20,000 and 12,000 non-performance-based restricted shares of CMS Common Stock, respectively, in 2003.

(6) The 2005 amounts represent employer matching contribution to the Corporation's defined contribution plans. No employer matching contributions were made in 2003 or 2004.

                            EMPLOYMENT ARRANGEMENTS

Agreements with the executive officers named above provide for payments equal to three times annual cash compensation if there is a change of control and adverse change of responsibilities (including termination), as well as payments equal to two times annual cash compensation if employment is terminated by the company, other than for cause, in the absence of a change of control. CMS and Consumers also provide long-term disability insurance policies for all executive officers which would provide payment of up to 60% of compensation in the event of disability. We do not have a "poison pill" plan and are not considering the adoption of such a plan.

        AGGREGATED OPTION EXERCISES IN 2005 AND YEAR-END OPTIONS VALUES

                                                               Number of Securities     Value of Unexercised
                               Shares Acquired     Value      Underlying Unexercised    In-the-Money Options
Name                             On Exercise      Realized    Options at Year End(1)       at Year End(2)
----                           ---------------    --------    ----------------------    --------------------
David W. Joos..............             0         $      0           473,000                 $1,455,000
S. Kinnie Smith, Jr........             0                0           165,000                  1,231,350
Thomas J. Webb.............             0                0           150,000                  1,135,500
John G. Russell............        94,000          594,804            34,000                          0
Thomas W. Elward...........             0                0            70,000                    127,800
Robert A. Fenech...........             0                0            66,900                     76,680

(1) All options to acquire CMS Common Stock listed in this table are exercisable. The named officers have no unexercisable options.

(2) Based on the December 31, 2005 closing price of CMS Common Stock as shown in the report of the New York Stock Exchange Composite Transactions ($14.51).

                  LONG-TERM INCENTIVE PLANS -- AWARDS IN 2005

                                                                             Estimated Future Payouts Under
                                                                               Non-Stock Price Based Plans
                                                                                       (Shares)(1)
                                                                             -------------------------------
Name                              Number of Shares    Period Until Payout    Threshold    Target     Maximum
----                              ----------------    -------------------    ---------    ------     -------
David W. Joos.................        125,000               3 Years           62,500      125,000    187,500
S. Kinnie Smith, Jr...........         45,000               3 Years           22,500       45,000     67,500
Thomas J. Webb................         45,000               3 Years           22,500       45,000     67,500
John G. Russell...............         50,000               3 Years           25,000       50,000     75,000
Thomas W. Elward..............         35,000               3 Years           17,500       35,000     52,500
Robert A. Fenech..............         10,000               3 Years            5,000       10,000     15,000

(1) Under CMS' Performance Incentive Stock Plan, these restricted awards of CMS Common Stock for the above officers vest 100% after three years assuming the achievement of pre-established total shareholder return ("TSR") goals. One-half of the award is based on the achievement of an absolute TSR level and one-half of the award is based on a relative comparison to a utility industry peer group.

                               PENSION PLAN TABLE

The following table shows the aggregate annual pension benefits at normal retirement date presented on a straight life annuity basis under our qualified Pension Plan and non-qualified Supplemental Executive Retirement Plan (offset by a portion of Social Security benefits).

                                   Years of Service
               --------------------------------------------------------
Remuneration      15         20         25          30           35
------------      --         --         --          --           --
5$00,000....   $157,500   $210,000   $247,500   $  285,000   $  322,500
800,000....     252,000    336,000    396,000      456,000      516,000
1,100,000..     346,500    462,000    544,500      627,000      709,500
1,400,000..     441,000    588,000    693,000      798,000      903,000
1,700,000..     535,500    714,000    891,500      969,000    1,096,500
2,000,000..     630,000    840,000    990,000    1,140,000    1,290,000

"Remuneration" in this table is the average of Salary plus Bonus, as shown in the Summary Compensation Table, for the five years of highest earnings. The estimated years of service for each named executive is: Mr. Joos, 34.39 years; Mr. Smith, 22.88 years; Mr. Webb, 6.99 years; Mr. Russell, 25.17 years; Mr. Elward 35.00 years; and Mr. Fenech, 25.88 years. Under the Supplemental Executive Retirement Plan, an officer's years of service for purposes of calculating benefits thereunder are earned at double the period of actual service during the first ten years of service.

       SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

                                                                          Number of Securities
                                                                         Remaining Available for
                        Number of Securities                              Future Issuance Under
                            to be Issued          Weighted-Average         Equity Compensation
                          upon Exercise of       Exercise Price of          Plans (Excluding
                        Outstanding Options,    Outstanding Options,      Securities Reflected
Plan Category           Warrants and Rights     Warrants and Rights          in Column (a))
-------------           --------------------    --------------------     -----------------------
                                (a)                     (b)                        (c)
                                ---                     ---                        ---
Equity compensation
  plans approved by
  security holders....       3,155,698                 $20.35                   4,943,630
Equity compensation
  plans not approved
  by security
  holders.............               0                      0                           0
                             ---------                 ------                   ---------
  Total...............       3,155,698                 $20.35                   4,943,630
                             =========                 ======                   =========

An amendment to the Performance Incentive Stock Plan was approved by shareholders on May 28, 2004, with an effective date of June 1, 2004. The amendment established a 5-year term for the Plan. Under the amended Plan, shares of CMS Common Stock awarded or subject to options, phantom shares and performance units may not exceed a total of 6 million shares from June 2004 through May 2009. Shares as to which payment or exercise is in cash, as well as shares or options that are forfeited, may be awarded or granted again under the Plan. All grants under this amended Plan have been in the form of restricted shares of CMS Common Stock. At March 31, 2006, awards of up to 4,943,630 shares of CMS Common Stock could be issued.

                             AUDIT COMMITTEE REPORT

CMS' and Consumers' audit activities are directed by our Audit Committees, which are composed entirely of independent directors. The Audit Committees are responsible for overseeing the preparation of external financial reports, the adequacy of internal controls, the internal and external audit process, the independence and performance of the independent auditors, and compliance with applicable legal and regulatory requirements.

We have reviewed and discussed with management CMS' and Consumers' audited financial statements as of and for the year ended December 31, 2005.

We have discussed with our independent registered public accounting firm, Ernst & Young LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with Ernst & Young LLP the auditors' independence.

We have considered the provision of all of Ernst & Young LLP's services to CMS and Consumers in 2005 and the fees paid for all such services, and have concluded that all current arrangements are compatible with maintaining the independence of Ernst & Young LLP.

In addition, we reviewed key initiatives and programs aimed at strengthening the effectiveness of the CMS and Consumers internal and disclosure control structure. As part of this process, we continued to monitor the scope and adequacy of the internal auditing program and the steps taken to implement recommended improvements in internal procedures and controls.

Based on the reviews, discussions and assessments referred to above, we recommended to the Boards of Directors that the consolidated financial statements referred to above be included in CMS' and Consumers' Annual Reports on Form 10-K for the year ended December 31, 2005.

Submitted as of February 21, 2006 by the members of the Audit Committees:
Michael T. Monahan (Chair), Richard M. Gabrys, Joseph F. Paquette, Jr., and Kenneth L. Way.

         FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP is the independent registered public accounting firm for CMS and Consumers. Fees, including expenses, for professional services provided by Ernst & Young LLP in each of the last two fiscal years, in each of the following categories are:

                                                                 2005          2004
                                                                 ----          ----
Audit Fees..................................................  $8,990,000    $ 9,787,000
Audit-Related Fees..........................................     132,000         68,000
Tax Fees....................................................           0        565,000
                                                              ----------    -----------
  Total Fees Total Fees.....................................  $9,122,000    $10,420,000
                                                              ==========    ===========

Amounts reported above include fees paid by Consumers.

Fees for audit services include fees associated with the annual audit, the reviews of our quarterly reports on Form 10-Q, comfort letters, required statutory audits, fees related to the audit of our internal controls over financial reporting as required by the Sarbanes-Oxley Act of 2002 and other attest services. Of the aggregate audit fees disclosed above, fees related to the audits of internal controls over financial reporting were $3,014,000 in 2005 and $3,037,000 in 2004. Audit-related fees include fees associated with audits of employee benefit plans and accounting consultation on proposed transactions. Tax fees include fees for tax compliance, tax advice, and tax planning.

The Audit Committees have adopted a policy that requires advance approval for all audit, audit-related, tax services, and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committees of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committees must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committees have delegated to the Chair of the Audit Committees authority to approve permitted services, provided that the Chair reports any decisions to the Committees at their next scheduled meeting.

 PROPOSAL 2: RATIFY THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING
                                      FIRM

The Audit Committees of the Corporation's and Consumers' Boards of Directors have adopted the following policy:

    The Audit Committee's selection of the Corporation's independent auditor shall be submitted to the Corporation's shareholders for their ratification at the Corporation's Annual Meeting of Shareholders. If a majority of shares voted do not ratify the Audit Committee's selection, the Audit Committee will consider the shareholder views when considering its selection of a different independent auditor for the Corporation or its continued retention of its existing auditor for that year. This policy will be in effect commencing with the Corporation's 2004 Annual Meeting of Shareholders.

The Audit Committees have selected Ernst & Young LLP, independent registered public accounting firm, to audit our consolidated financial statements for the year 2006. Ernst & Young LLP also served as our registered public accounting firm for the year 2005. A representative of Ernst & Young LLP will be present at the annual meeting of shareholders and will have an opportunity to make a statement and respond to appropriate questions.

The Audit Committee believes it is very important to the Corporation, Consumers and our shareholders to retain Ernst & Young LLP as independent registered public accounting firm for the 2006 audit cycle. Ernst & Young LLP has gained a significant understanding of the Corporation's business processes and issues, as well as our internal controls over financial reporting.

Approval of this proposal requires the affirmative vote of the holders of a majority of shares of CMS Common Stock voting on the proposal.

  YOUR BOARD RECOMMENDS RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
               AMONG CMS, S&P 500 INDEX & DOW JONES UTILITY INDEX

                              [PERFORMANCE GRAPH]

                               INDEXED RETURN
                   ---------------------------------------
COMPANY/INDEX      2000   2001   2002   2003   2004   2005
-------------      ----   ----   ----   ----   ----   ----
CMS                100     80     34     31     38     52
S & P 500          100     88     69     88     98    103
DOW JONES UTILITY  100     74     57     74     96    120

These cumulative total returns assume reinvestment of dividends (except for CMS in the 36-month period through December 31, 2005 when we have not paid a dividend on CMS Common Stock). The calculations also assume the value of the investment in CMS Common Stock and each index was $100 on December 31, 2000.

                        2007 PROXY STATEMENT INFORMATION

A shareholder who wishes to submit a proposal for consideration at the 2007 annual meeting pursuant to the applicable rules of the SEC must send the proposal to reach our Corporate Secretary on or before December 15, 2006. In any event, if we have not received written notice of any matter to be proposed at that meeting by February 28, 2007, the holders of the proxies may use their discretionary voting authority on any such matter. The proposals should be addressed to: Corporate Secretary, CMS Energy Corporation, One Energy Plaza, Jackson, Michigan 49201.

                                 OTHER MATTERS

The Board of Directors knows of no other matters that might be presented to the meeting except matters incident to the conduct of the meeting. However, if any other matters (including matters incident to the conduct of the meeting) do come before the meeting, it is intended that the holders of the proxies will vote thereon in their discretion.

The cost of solicitation of proxies will be borne by CMS. Proxies may be solicited by officers and other employees of CMS or its subsidiaries or affiliates, personally or by telephone, facsimile, Internet, or mail. We have arranged for Morrow & Co., Inc., 445 Park Avenue, New York, New York 10022, to solicit proxies in such manner, and it is anticipated that the cost of such solicitations will not exceed $10,000, plus incidental expenses. We may also reimburse brokers, dealers, banks, voting trustees or other record holders for postage and other reasonable expenses of forwarding the proxy material to the beneficial owners of CMS Common Stock held of record by such brokers, dealers, banks, voting trustees or other record holders.

In some instances, only one annual report or proxy statement is being delivered to multiple security holders sharing an address unless we have received contrary instructions from one or more of the shareholders. A shareholder wishing to receive a separate annual report or proxy statement can so notify CMS at the address or telephone number below. Similarly, shareholders currently receiving multiple copies of these documents can request the elimination of duplicate documents by contacting our Investor Services Department, One Energy Plaza, Jackson, Michigan 49201, telephone 517-788-1868.

(CMS ENERGY LOGO)

Thank you for being a CMS Energy shareholder.

Please take a moment now to vote your shares for the upcoming annual shareholders' meeting.

                             YOUR VOTE IS IMPORTANT!

                       YOU CAN VOTE IN ONE OF THREE WAYS:

OPTION 1:     VOTE BY TELEPHONE: Call TOLL FREE 1-888-297-9641 using a touch tone phone 24 hours a day, 7 days per week. Have your attached proxy card at hand when you call and then follow the instructions.
              If you wish to vote as recommended by the Board of Directors, simply press 1. That's all there is to it...End of call. If you do not wish to vote as the Board recommends, you need only respond to a few simple prompts.
              THERE IS NO CHARGE FOR THIS CALL.

                  -----------------------------------------
(TELEPHONE         (ARROW                                             (COMPUTER
 GRAPHIC)         GRAPHIC)                                             GRAPHIC)
                  FOR TOUCH TONE TELEPHONE - 1-888-297-9641

                  INTERNET VOTING - WWW.PROXYVOTING.COM/CMS
                  -----------------------------------------

              (Your telephone or Internet vote authorizes the voting of your shares in the same manner as if you had marked, signed and returned your proxy card.)


OPTION 2:     VOTE VIA THE INTERNET: Access WWW.PROXYVOTING.COM/CMS and
              respond to a few simple prompts.

              THANK YOU FOR VOTING BY TELEPHONE OR INTERNET AND SAVING COSTS!

OPTION 3:     If you do not have access to a touch tone phone or to the
              Internet, please complete and return the proxy card below.


                PLEASE FOLD AND DETACH PROXY CARD AT PERFORATION
      (After you vote by phone or Internet, PLEASE THROW AWAY THIS CARD.)


(CMS ENERGY LOGO)              COMMON STOCK PROXY
                       SOLICITED BY THE BOARD OF DIRECTORS
                       FOR ANNUAL MEETING OF SHAREHOLDERS


The undersigned appoints KENNETH WHIPPLE, DAVID W. JOOS and MICHAEL D. VANHEMERT, and each of them, proxies with full power of substitution, to vote on behalf of the undersigned at the annual meeting of shareholders of CMS Energy Corporation to be held at the Corporate Headquarters located at One Energy Plaza, Jackson, Michigan, at 9:00 AM Eastern Daylight Saving Time on May 19, 2006 and at any adjournment(s) thereof. Said proxies, and each of them present and acting at the meeting, may vote upon the matters set forth on the reverse side hereof and with discretionary authority on all other matters that come before the meeting, all as more fully set forth in the Proxy Statement received by the undersigned. The shares represented hereby will be voted on the proposals as specified. IF THIS PROXY IS RETURNED SIGNED BUT NOT COMPLETED, IT WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS ON ALL ITEMS.


                                          IF YOU CANNOT VOTE BY TOUCH TONE PHONE
                                          OR INTERNET, PLEASE VOTE, SIGN AND
                                          DATE THIS PROXY ON THE REVERSE SIDE
                                          AND RETURN IT IN THE ENCLOSED
                                          ENVELOPE. THANK YOU FOR YOUR PROMPT
                                          RESPONSE.

PLEASE VOTE BY TOUCH TONE TELEPHONE OR INTERNET IF POSSIBLE TO MINIMIZE COSTS.
--------------------------------------------------------------------------------
[ ] TO VOTE AS RECOMMENDED by the Board of Directors on all items, PLEASE MARK THIS BOX, SIGN, DATE AND RETURN THIS PROXY. (No additional boxes need to be marked. If additional boxes are marked, this box will take precedence.)
--------------------------------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.


(1) ELECTION OF    [ ] FOR all nominees listed below (except as indicated below)
    DIRECTORS      [ ] WITHHOLD AUTHORITY to vote for all nominees listed below

    (01) Merribel S. Ayres, (02) Jon E. Barfield, (03) Richard M. Gabrys,
    (04) David W. Joos, (05) Philip R. Lochner, Jr., (06) Michael T. Monahan,
    (07) Joseph F. Paquette, Jr., (08) Percy A. Pierre, (09) Kenneth L. Way,
    (10) Kenneth Whipple, and (11) John B. Yasinsky.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

--------------------------------------------------------------------------------

                                                                       FOR      AGAINST      ABSTAIN
(2) Ratification of independent registered public accounting firm.     [ ]        [ ]          [ ]


IF YOU CANNOT VOTE BY TELEPHONE OR INTERNET,
PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE    Signed
ENCLOSED ENVELOPE. NO POSTAGE IS NEEDED IF MAILED       ------------------------
IN THE UNITED STATES.                             Dated                  , 2006
                                                        -----------------


[ ] INTERNET ACCESS: I would prefer to access annual reports and proxy statements on the internet. (No paper copies. You do not need to provide an E-mail address.)

[ ] ANNUAL REPORTS: I receive more than one CMS annual report. Please do not send annual reports for this account in the future.


(CMS ENERGY LOGO)


                           CMS Energy Corporation and
                            Consumers Energy Company

                              ANNUAL SHAREHOLDERS
                                    MEETING

                             CORPORATE HEADQUARTERS
                                ONE ENERGY PLAZA
                               Jackson, Michigan
                             Phone: (517) 788-0550
                           MAY 19, 2006 AT 9:00 A.M.
                           website: www.cmsenergy.com

DIRECTIONS TO ONE ENERGY PLAZA

o  Take I-94 to Cooper Street, Exit 139, south

o  Travel one mile south on Cooper Street then veer right on N. Francis Street

o  Turn left on drive into Corporate Headquarters

o  Park in parking garage immediately to your right